EXHIBIT 99.3

                    SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     This SETTLEMENT AGREEMENT (hereinafter referred to as "Agreement") is made as of January 26, 2005, by and between Q-MATRIX, INC. ("QMI"), a Delaware corporation, located at 475 Aviation Blvd., Suite 100, Santa Rosa, CA 95403, and COPIER WAREHOUSE ("CW"), a Minnesota corporation, located at 11972 Riverwood Drive, Burnsville, MN 55337. Defendant and Plaintiff may also be hereinafter collectively referred to as ("the parties").

                                   RECITALS

     In or about February 2004, CW prepared a complaint as against Q-Matrix, Inc., Archer Management Services, Inc., Danka, Inc. ("Danka"), and US Bank, NA in the Fourth Judicial District, in and for the County of Hennepin, State of Minnesota, entitled "Copier Warehouse, Inc. v. Q-Matrix, et al." The complaint alleges that CW is owed the sum of $62,000 for services rendered, including interest, costs and attorney's fees. CW's lawsuit will be hereinafter referred to as the "Action." All named defendants were served except QMI.

     In or about December 2004, a global "Settlement Agreement and Partial Release" was reached between CW and all named defendants whereby, among other things, CW received payment from Danka in the amount of $18,750.00, as payment for a debt which Danka owed to QMI. Thus, the balance of $43,250.00 remains to be paid from QMI to CW.

     The parties hereto desire to settle and terminate the Action as against QMI hereunder and forever discharge all claims, demands, liabilities, and causes of action against one another based upon or arising out of the subject matter of the Action referred to above, as well as fully resolve any and all other claims which may exist between them whether known or unknown.

     NOW, THEREFORE, for good and valuable consideration, including the mutual covenants herein contained, the parties hereto agreed as follows:

                                     TERMS

     1. Settlement of the Action. For and in consideration of settlement between the parties, QMI hereby agrees to make payment to CW in the amount of Forty-Three Thousand Two Hundred and Fifty Dollars ($43,250.00). The parties hereto hereby release and forever discharge each other, and the other's predecessors, successors, assigns, affiliates, parent corporations, subsidiary corporations, officers, directors, agents, servants, representatives, employees, heirs, and assigns, and any other person, firm or corporation now, previously, or hereafter affiliated in any manner with any of the parties hereto, of and from any and all claims, demands, assertions of liability, causes of action, obligations, damages, claims for indemnity of any kind, nature or character whatsoever, except for the obligations set forth within this Agreement, whether or not now known, suspected, or claimed, which any may have against the other, including (1) those arising by reason of any mater, cause, or event arising directly or indirectly out of the facts and circumstances of the Action (complaint prepared by CW, as against Q Matrix, Inc., et al., and (2) those arising out of or in any way connected with any loss, damage or injury whatsoever of whatever kind or nature, whether known or unknown, suspected or unsuspected, resulting from any act or omission by, or on the part of, any party, committed or omitted, prior to the date that this Agreement is executed.


     The parties hereby, on behalf of themselves and the entities on whose behalf they have signed, represent and warrant that the undersigned have the authority and the capacity to make this Agreement and to carry out the terms hereof.

     In connection with such waivers and relinquishment, the parties hereto acknowledge that they are aware that they or their attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement, but that it is their intention hereby to fully, finally and forever to settle and release all of the disputes and differences known or unknown, suspected or unsuspected, which do now exist, may exist in the future, or heretofore have existed arising out of or in connection with the released matters. In furtherance of such intention, the release hereby given shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different claims or facts arising out of or in connection with the released matters.

     2. Payment Terms. The Forty-Three Thousand Two Hundred Fifty Dollar ($43,250.00) payable by QMI to CW will be made as follows:

         a. Q-Matrix will make a lump sum payment of $5,000 within 10 days of execution of this Agreement, thus, $43,250 - $5,000 = $38,250.

         b. The remaining balance of $38,250 will be paid off in monthly installment payments within one year. Thus, $38,250 / 12 months = $3,187.50 payments to be made by the 15th of each month beginning February 2005 through February 2006.

         c. All payments from QMI to CW will be made by way of company check made payable to "Copier Warehouse, Inc.," and sent by U.S. Mail to:

                   Mr. David Albright
                   Attorney at Law
                   7814 131st Street West
                   Apple Valley, MN  55124

             and placed in the U.S. Mail by the 15th of each month.

     3. Dismissal of Action. After receipt by CW of all payments specified in paragraph 2 hereinabove, CW shall authorize, direct, and cause its respective attorney of record to take all necessary actions to file a RULE 41 dismissal, with prejudice, and to provide QMI a copy of said dismissal.

     4. No Admission of Liability. All parties represent and acknowledge that they have entered into this Agreement solely for the purpose of preventing further involvement in protracted and costly litigation based upon the disputed claims in the Action and issues surrounding settlement of the Action. Neither the settlement of the Action nor the settlement of issues pertaining to the Action, nor anything contained herein, shall be construed to be at any time or any place an admission on the part of any party hereto of any of the claims in the Action or referred to herein.




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     5.  Persons/Entities Bound by Agreement.  This Agreement shall be binding upon and for the benefit of the parties hereto and their respective successors, subsidiaries, division, affiliates, representative, assigns, officers, directors, employees and beneficiaries, wherever the context requires or admits.

     6. Advice of Counsel. The parties hereto expressly state that they have consulted with their respective attorneys of record concerning this Agreement, and have been fully advised by such attorneys with respect to their rights and obligations hereunder.

     7. No Oral Modification of This Agreement. This Agreement constitutes the entire Agreement between the parties, and it is expressly understood and agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect or particular whatsoever, except by a writing duly executed by authorized representative of all of the parties hereto, and that no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding.

     8. No Claim of Oral Modification of Agreement. The parties hereto acknowledge and agree that they will make no claim at any time or place that this Agreement has been orally altered or modified in any respect whatsoever and that they will not hereafter claim that this Agreement has been altered, modified, or otherwise changed by oral communication of any kind or character whatsoever.

     9. Each Party Responsible for Their Own Costs. Each party to this Agreement shall be responsible for the payment of its own costs, attorney's fees and all other expenses it has incurred in or arising in any way out of the Action.

    10. Attorneys' Fees for Prevailing Party in Action to Enforce/Interpret Agreement. If any legal action, arbitration, or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding in addition to any other relief to which it or they may be entitled.

     11. Venue for Enforcement Action. If any legal action is brought for the enforcement of this Agreement, IT IS STIPULATED AND AGREED by the parties hereto that the venue for any such action shall be in Hennepin, State of Minnesota.













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     12.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and shall be deemed duly executed upon the signing of the counterparts by the parties hereto. The parties agree that facsimile signatures hereto shall have the same force and effect as original signatures.

                                    Copier Warehouse, Inc.


Dated:  January 26, 2005            By: /s/ David E. Albright
                                    Print Name:  David E. Albright
                                    Title:  Attorney and Authorized Agent

                                    Q-Matrix, Inc.


Dated:  February 7, 2005            By: /s/ Frank Sanchez
                                    Print Name:  Frank Sanchez
                                    Title:  Chief Operations Officer






































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